Exhibit 99.17

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, EXCHANGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY OTHER APPLICABLE LAWS, RULES AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, STATE SECURITIES LAWS, RULES AND REGULATIONS.

PROMISSORY NOTE AND PLEDGE AGREEMENT

New York, New York May 1, 2018	$13,325,000

FOR VALUE RECEIVED, the undersigned, Z Acquisition LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of Ramguard LLC, a Delaware limited liability company (as successor-in-interest by conversion to d.Quant Special Opportunities Fund, L.P., a Delaware limited partnership) (the “Lender”), the principal amount of THIRTEEN MILLION, THREE HUNDRED AND TWENTY FIVE THOUSAND DOLLARS ($13,325,000), in accordance with the terms and conditions set forth below together with interest on the unpaid principal balance hereof from time to time at the rate and on the dates set forth below. Pledgors (as defined below) join this Promissory Note and Pledge Agreement (the “Note”) to evidence their agreement to its terms and to pledge the Pledged Collateral (as defined below) to secure the obligations owed to the Lender hereunder.  The terms of this Note are subject to the terms of Schedule B of the Purchase Agreement (as defined below).
1.     Interest.  The unpaid principal amount of this Note from time to time outstanding shall bear interest at a per annum rate equal to eight percent (8%).  Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and shall be charged for the actual number of days elapsed.  The Borrower shall make quarterly interest payments in cash to the Lender, which payments are due to the Lender on the last Business Day (as defined below) of March, June, September and December for each year that this Note is outstanding.
2.     Payments.
(a)     The Borrower shall pay the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, in full on December 31, 2019.
(b)     Optional Prepayments.  The Borrower may prepay all or a portion of the outstanding principal amount of this Note, without premium or penalty, together with all accrued and unpaid interest on the principal amount being prepaid, as follows: (x) on any quarterly interest payment date occurring on or after the date that the portion of the Purchase Price (as defined in that certain Share Purchase Agreement, dated as of September 5, 2017, by and among  Christian Zugel, an individual (“CZ”), Borrower and Lender (the “Purchase Agreement”)) payable pursuant to Section 1.02(b) of the Purchase Agreement has been paid in full (“Purchase Agreement Full Payment”), (y) at any time and from time to time in order to comply with Regulation U promulgated by the Board of Governors of the Federal Reserve System or (z) as provided in Section 3(a) or Section 11(b) of this Note. After the Purchase Agreement Full Payment, Borrower also may prepay in full all amounts payable under this Note at any time.
(c)     Mandatory Prepayments.  If, prior to the time that CZ and the Borrower and their Controlled affiliates and any third parties acting in concert with CZ and the Borrower own the remaining outstanding shares of Class A Common Stock of ZAIS Group Holdings, Inc., a Delaware corporation (the “Company”) (such acquisition, a “Take-Private Transaction”), CZ, the Borrower or any of their Controlled affiliates receives any dividend or distribution from the Company or CZ receives any compensatory payments or distributions in excess of his base salary, an amount equal to the net, after-tax cash proceeds received by CZ, the Borrower or any such Controlled affiliate, as the case may be, will be used by the Borrower to repay outstanding principal under this Note, without premium or penalty but together with all accrued and unpaid interest on the principal amount being prepaid.
3.     Additional Agreements.  After consummation of a Take-Private Transaction and until such time as the entire principal and interest and any other amounts due under this Note are paid in full, the Borrower shall not and will cause the Company and the Company’s subsidiaries not to, without the prior written consent of the Lender:
(a)     consummate any sale of material assets for a price in excess of $2,500,000, and/or make any compensatory payments or distributions to CZ in excess of his base salary; provided, however, that Lender’s prior written consent will not be required if an amount equal to the net, after-tax cash proceeds of any such sale of assets will be distributed by the Company and or its subsidiaries to their equity owners and an amount equal to the net, after-tax proceeds of any such sale of assets or compensatory payment or distribution received by CZ, the Borrower or any of their Controlled affiliates (other than the Company and its subsidiaries) will be used by the Borrower to prepay outstanding principal under this Note;
(b)     enter into any agreement that would cause a change in control transaction or sale of a majority or more of the Class A common stock of the Company; or
(c)     make any distributions to its equity owners other than tax distributions.
4.     Default.  If any Default (as defined below) has occurred, then the Lender shall have the right (but not the obligation) to declare all outstanding principal amount of this Note to be immediately due and payable.  In addition, upon the occurrence and during the continuance of a Default (other than a Default pursuant to Section 4(e) herein), the interest rate on this Note shall increase to 12.5% per annum until such Default is cured or waived or until the entire principal amount and all accrued interest and other amounts due under this Note are paid in full.  The following events shall constitute a Default hereunder:
(a)     the Borrower has defaulted in the timely payment of principal or interest hereunder;
(b)     the Borrower or any Pledgor has failed to observe any covenant or agreement set forth herein and such failure shall continue for 20 days;
(c)     any representation or warranty contained in this Note is incorrect or misleading in any material respect when made;
(d)     the Borrower or any Pledgor has filed a petition in bankruptcy or for an arrangement or any similar relief pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or has been adjudicated a bankrupt or insolvent, or consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of all or any substantial part of the Borrower’s or any Pledgor’s property, or has made a general assignment for the benefit of creditors, or has admitted in writing the Borrower’s or any Pledgor’s inability to pay the Borrower’s or any Pledgor’s debts generally as they become due, or shall have taken any action in furtherance of any of the foregoing; provided that any reference to Pledgor in this Section 11(d) shall be limited to any Pledgor Controlled by the Borrower;
(e)     CZ has ceased to be an employee or officer of the Company, or the Controlling shareholder of the Company and/or the Borrower; or
(f)     the Borrower, the Company or any subsidiary has defaulted in the payment of any judgment or the payment when due of any indebtedness for borrowed money in the amount of $1,000,000 or more, and in each case, such default shall not have been cured within 45 days following the occurrence of such payment default.
For purposes of this Note, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” or “Controlling” has the meaning correlative thereto.
5.     Manner of Payment.  All payments of principal and interest on this Note shall be made by certified or bank cashier’s check at the offices of the Lender, 1515 Ormsby Station Court, Louisville, KY 40223, or at such other place within the United States as the Lender shall designate to the Borrower in writing or by wire transfer of immediately available funds to an account designated by the Lender in writing.  If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest then payable under this Note.  “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of New York. All payments on this Note shall be applied first to the payment of any Collection Costs (as defined below), and next to accrued interest, and then to the principal balance hereof, or in such other order as the Lender may elect in its sole discretion.
6.     Additional Shares.  In the event that after the date hereof CZ or any entity (other than the Borrower) wholly owned directly or indirectly by CZ acquires any shares of the Company other than the 6,500,000 shares of Class A Common Stock of the Company that the Borrower purchased from the Lender pursuant to the Purchase Agreement (the “Target Shares”), CZ will cause such entity to become subject to the terms of this Note to the same extent as the Borrower and to provide collateral with the same obligations (including pledging obligations) as the Borrower.
7.     Governing Law.  The validity, construction, and interpretation of this Note will be governed by the internal laws of the State of New York.
8.     Modifications and Amendments; Counterparts.  No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the Borrower and the Lender. This Note may be executed in one or more counterparts, each of which shall be deemed an original.  Said counterparts shall constitute but one and the same instrument and shall be binding upon, and shall inure to the benefit of, each of the undersigned individually as fully and completely as if all had signed one instrument.
9.     Assignment.  No party may assign, transfer, delegate, sell or convey any of his rights or obligations hereunder without the prior written consent of the other party hereto.
10.     Waiver of Presentment, Demand and Dishonor.  The Borrower hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.
11.     Grant of Security Interest.
(a)     As security for the full and punctual payment of the principal (including amounts representing accrued interest on this Note), all accrued interest thereon (including interest that would accrue or become due but for the existence of bankruptcy or similar proceedings involving the Borrower) and all Collection Costs (as defined below), when due and payable (whether upon stated maturity, or otherwise), each of the pledgors listed on the signature pages hereto (collectively, the “Pledgors”), as applicable, hereby grants and pledges a continuing lien on and security interest in, and, as a part of such grant and pledge, hereby pledges, assigns, transfers and conveys to the Lender as collateral security, all of such Pledgor’s interest in (a) all of the equity securities of the Borrower, (b) all of the Class A units of Zais Group Parent, LLC owned by CZ, and (c) all of the equity securities of the Company and its subsidiaries held directly or indirectly by the Borrower, CZ and/or any entity wholly owned by the Borrower or CZ (other than equity securities issued by the Company’s subsidiaries or equity tranches issued by CLOs, in each case held by the Company or any direct or indirect subsidiary of the Company) (collectively, the “Pledged Interests”), any and all dividends and distributions (in cash or other property) in respect of the Pledged Interests, any and all securities or other property issued in substitution or exchange for the Pledged Interests and all proceeds (as defined in the Uniform Commercial Code as in effect in the State of New York) of all of the foregoing (collectively, the “Pledged Collateral”); provided that if and to the extent required at any time in order to comply with Regulation U promulgated by the Board of Governors of the Federal Reserve System, CZ shall cause either (x) the Pledgors to provide additional collateral for the outstanding balance of this Note or (y) the Borrower to prepay a portion of the outstanding balance under this Note. Notwithstanding the provisions of this Section 11(a), the Pledged Interests shall not include the equity interests listed on Exhibit B.
(b)     The Pledgors shall not be permitted to directly or indirectly sell, transfer, assign, pledge, encumber or otherwise transfer (“Transfer”) any of the Pledged Interests unless the Lender has given its prior consent with respect to such Transfer; provided, however, the Borrower may sell any Pledged Interests to a Third Party in consideration for cash (and only cash), if the net cash proceeds received by the Borrower upon such a sale for cash of any of the Pledged Interests (net of taxes and fees) shall be paid to the Lender as a full or partial prepayment of this Note; provided that any dispositions or transfers of Pledge Interests by a Pledgor who is an individual made solely for estate planning purposes will not require the consent of the Lender under this Section 11(b), so long as the transferee of such securities assumes the obligations under this Note and agrees to be bound as a Pledgor by this Note by a signed written instrument in form and substance reasonably satisfactory to the Lender; provided, further, that no such disposition or transfer shall release the Lender’s security interest in the Pledged Interests or relieve the transferor of any of its obligations hereunder. For purposes of this Note, “Third Party” means any Person other than Borrower, any Pledgor, CZ or any Controlled affiliate of Borrower, any Pledgor or CZ.
(c)     Except as set forth in Section 11(m), each Pledgor hereby delivers to the Lender instruments of transfer or assignments in blank, as applicable, covering the Pledged Interests and duly executed by each Pledgor for use by the Lender upon a Default hereunder.
(d)     The Pledgors will defend the Lender’s right, title and interest in and to the Pledged Collateral against the claims and demands of all other persons.
(e)     The Pledgors agree to take such additional action as is required from time to time to perfect the Lender’s security interest in the Pledged Collateral.
(f)     So long as a Default (defined below) has not occurred, the Pledgors shall be entitled to (i) vote the Pledged Interests (to the extent such interests have voting rights) and to give all consents, waivers and ratifications in respect of the Pledged Interests and (ii) receive, subject to Section 2(c) or Section 3(c), as applicable, any dividends and distributions (in cash or other property) in respect of the Pledged Interests.  Upon the occurrence of a Default, all voting and other consensual rights of the Pledgors in the Pledged Interests, and the right of the Pledgors to receive distributions in respect of the Pledged Interests, shall cease and may be exercised by the Lender.
(g)     Upon the occurrence of a Default, the Lender shall have and may exercise all rights and remedies afforded to a secured party under the New York Uniform Commercial Code applicable thereto, and shall have the right, but not the obligation, to retain the Pledged Collateral in partial or full satisfaction of the Borrower’s obligations under this Note in accordance with the provisions of, and to the extent permitted under, the New York Uniform Commercial Code. The Lender may sell all of the Pledged Collateral or any portion of the Pledged Collateral at a public or private sale or make other commercially-reasonable disposition of the Pledged Collateral or any portion thereof, provided that the Lender shall provide the Borrower with at least ten (10) days prior written notice of any sale of the Pledged Collateral (which notice the Borrower agrees is reasonable).  With respect to the preceding sentence, the Lender shall, in its sole discretion, to the extent permitted under the New York Uniform Commercial Code, determine the order in which all or any portion of the assets comprising the Pledged Collateral shall be applied in satisfaction of the Borrower’s obligations under this Note; provided, however, that the value of any such assets so applied, if the Lender exercises its option to retain the Pledged Collateral in partial or full satisfaction of the Borrower’s obligations under this Note, shall be determined in accordance with paragraph (h) of this Section 11; and further provided, that in the event the Lender exercises its option to retain the Pledged Collateral in partial satisfaction of the Borrower’s obligations hereunder, interest shall cease to accrue on the remaining unpaid principal and interest under this Note.  Borrower hereby agrees to indemnify the Lender and hold it harmless from and against any and all costs and expenses, including without limitation attorneys fees, reasonably incurred by the Lender in connection with any Default (collectively, “Collection Costs”).
(h)     In the event of a Default and if the Lender exercises its option to retain the Pledged Collateral in partial or full satisfaction of the Borrower’s obligations under this Note, for purposes of this Note the value of the Pledged Collateral of the Pledgors as of any date shall be equal to the fair market value as of such date unless otherwise agreed to by the Borrower and the Lender. Under such circumstances, the fair market value of the Pledged Collateral shall be determined as follows: (i) by agreement between Borrower and Lender, (ii) if Borrower and Lender are unable to agree on the fair market value of the Pledged Collateral within 5 Business Days, then by a nationally recognized independent appraiser with knowledge of the industry or industries in which the Company and its subsidiaries operate, mutually agreed on by Borrower and Lender, or (iii) if Borrower and Lender are unable to agree upon an independent appraiser within 10 Business Days, then either party may request that JAMS or any successor organization thereto appoint, as promptly as practicable, a nationally recognized independent appraiser with knowledge of the industry or industries in which the Company and its subsidiaries operate to determine the fair market value of the Pledged Collateral. The determination of fair market value of the Pledged Collateral pursuant to clauses (i), (ii) or (iii), as applicable, shall be binding on the parties and shall constitute the fair market value of the Pledged Collateral for purposes of this Note. The parties agree that the fair market value of the Pledged Collateral as of the date hereof is $41,512,500.00. Notwithstanding the foregoing, if the Lender exercises its option to retain the Pledged Collateral in full satisfaction of the Borrower’s obligations under this Note, the Lender may not retain any Pledged Collateral with a fair market value greater than the value of this Note.
(i)     The Borrower agrees that at any time and from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do or cause to be done such further acts and things as the Lender may reasonably request in order to effect the purposes of this Note and the grant and perfection of the security interest hereunder.
(j)     The Borrower agrees that at any time and from time to time, the Lender shall have the right to apply distributions (or hold distributions as cash collateral) in respect of the Pledged Interests, to reduce the principal (including amounts representing accrued interest on this Note) and all accrued interest thereon.
(k)     Pledgors recognize that the Lender may be unable to effect a public sale of the Pledged Collateral by reason of certain provisions contained in the Securities Act, and applicable state securities laws and, under the circumstances then existing, may reasonably resort to a private sale to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account for investment and not with a view to the distribution or resale of the Pledged Collateral.  Pledgors agree that a private sale so made may be at a price and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sale and that the Lender has no obligation to delay sale of the Pledged Collateral for the period of time necessary to permit Pledgors, even if Pledgors would agree to register or qualify the Pledged Collateral for public sale under the Securities Act, and applicable state securities laws.  Pledgors agree that a private sale made under the foregoing circumstances and otherwise in a commercially reasonable manner shall be deemed to have been made in a commercially reasonable manner under the New York Uniform Commercial Code.
(l)     The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have pursuant to applicable law. The Lender may, at any time and from time to time, without notice to or the consent of any Pledgor, and without impairing or releasing, discharging or modifying any Pledgor’s obligations hereunder, (i) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the obligations of the Borrower hereunder; (ii) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the obligations of the Borrower hereunder, any other pledge or security agreements, or any security for any of the obligations of the Borrower hereunder; (iii) substitute, exchange or release any security or guaranty; or (iv) take such actions and exercise such remedies hereunder as provided herein. Each Pledgor hereby waives (x) presentment, demand, protest, notice of dishonor and notice of non-payment and all other notices to which any Pledgor might otherwise be entitled, and (y) all defenses based on impairment of the Pledged Collateral.
(m)     Notwithstanding anything to the contrary set forth in this Note (1) the parties acknowledge and agree that certain shares of Class A Common Stock of the Company held by the Borrower and/or CZ, and certain of the Class A units of Zais Group Parent, LLC owned by CZ may not be certificated as of the date hereof, and (2) in such event (x) neither the Borrower nor CZ shall be required to deliver control agreements with respect to such equity interests, (y)  the Borrower shall use commercially reasonable efforts to cause such equity interests to be certificated as promptly as practicable following the date hereof and (z) neither the Borrower nor CZ shall deliver instruments of transfer or assignment with respect thereto until such time that such equity interests are certificated. For the avoidance of doubt, the Borrower and CZ shall remain subject to the obligations and restrictions set forth in this Note, including without limitation, Section 11(b), with respect to any such equity interests.
12.     Representations and Warranties.  Each Pledgor represents and warrants to Lender that:
(a)     Each Pledgor, as applicable, is the registered and absolute beneficial owner of the applicable Pledged Interests opposite such Pledgor’s name on Exhibit A, free from all liens and security interests, charges, equities and encumbrances as of the date hereof except for the liens and security interests created by this Note, the restrictions set forth in the applicable operating agreement (complete copies of which have been provided to Lender) and in the Purchase Agreement.
(b)     Each Pledgor has the right to enter into this Note, the execution and performance of which will not, either immediately, or with notice and/or passage of time, conflict with or constitute a breach under any material agreement to which such Pledgor is a party, or result in the creation or imposition of any encumbrance upon the Pledged Collateral except as granted hereby.
(c)     The Pledged Interests are validly issued and outstanding, fully paid and, except as set forth on Exhibit B, constitute (a) all of the equity securities of the Borrower, (b) all of the Class A units of Zais Group Parent, LLC owned by CZ and (c) all of the equity securities of the Company and its subsidiaries held directly or indirectly by the Borrower, CZ and/or any entity wholly owned by the Borrower or CZ (other than equity securities issued by the Company’s subsidiaries or equity tranches issued by CLOs, in each case held by the Company or any direct or indirect subsidiary of the Company). Pledged Interests are represented by the certificates identified on Exhibit A. All of the Pledged Interests constituting corporate stock are non-assessable.
(d)     Each Pledgor has the unencumbered and unrestricted right to pledge the Pledged Collateral and no consent or approval of any governmental authority or other person or entity that has not been obtained was or is necessary to the validity of terms of this Note or the enforcement of the Lender’s rights and remedies hereunder.  Except as set forth in the applicable operating agreement, the Pledged Collateral is not subject to any restriction which would prohibit or restrict the security interest, pledge and assignment hereunder or the exercise of the Lender’s rights and remedies hereunder.
(e)     Each Pledgor that is an entity is duly organized, validly existing and in good standing under the laws of its state of formation or organization, as applicable, identified on the signature pages hereto and has all requisite power and authority (corporate and other) to own its properties and conduct its business as such business is presently being conducted. CZ’s and Sonia Zugel’s principal residence is located at 35 Middletown Road, Holmdel, NJ 07733. Daniel Curry’s principal residence is located at 40 Water Street, Lebanon, NJ 08833. Each Pledgor will advise Lender in writing, at least ten (10) days after thereof, of any change in the state of such Pledgor’s principal residence or state of formation or organization, as applicable.
(f)     This Note has been executed and delivered by each Pledgor and the execution of this Note and the delivery of the certificates representing the Pledged Interests to the Lender creates a first priority perfected security interest in favor of the Lender in the Pledged Interests.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first above written.

Z ACQUISITION LLC, as Borrower

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member

IN WITNESS WHEREOF, solely for purposes of Sections 11 and 12 of this Note, each of the following Pledgors has duly executed and delivered this Note as of the date first above written:

Christian Zugel, as Pledgor

/s/ Christian Zugel

Sonia Zugel, as Pledgor

/s/ Sonia Zugel

Daniel Curry, as Pledgor

/s/ Dan Curry

Zugel Family Trust, as Pledgor

By:	Fiduciary Trust International of Delaware, a Delaware corporation

By:	/s/ Jean W. Mottel
	Name:	Jean W. Mottel
	Title:	Managing Director

Z Acquisition LLC, as Pledgor

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member